Exhibit 3.1

DELEK HOLDCO, INC.
CERTIFICATE OF INCORPORATION
First.        The name of the Corporation is Delek Holdco, Inc.
Second.    The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent, Delaware 19904. The name of the Corporation’s registered agent at such address is United Corporate Services, Inc.
Third.        The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
Fourth.        The total number of shares of stock that the Corporation shall have authority to issue is one thousand shares (1,000) shares of common stock, $0.01 par value per share.
Fifth.        The name of the incorporator is Amber Ervin, whose mailing address is 7102 Commerce Way, Brentwood, Tennessee 37027.
Sixth.        The Corporation is to have perpetual existence.
Seventh.    Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
Eighth.
(a)    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
(b)    The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

Exhibit 3.1

Ninth.        All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.
In furtherance and not in limitation of the foregoing provisions of this Article Ninth, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.
Tenth.        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true. Accordingly, I have hereunto set my hand this 29th day of December, 2016.
/s/ Amber Ervin
Amber Ervin